                                                                   EXHIBIT 10.10

October 29, 1996



David P. Binkley, Ph.D.
239 Keeler Drive
Ridgefield, CT 06877

Dear Dave,

This letter supersedes any similar such letters on the same subject of prior date.

The Board of Directors and employees of ARGONAUT TECHNOLOGIES, INC. are very excited and pleased about you becoming our President, Chief Executive Officer and Board member. We are unanimous in the belief that you can lead the Company in its move forward toward worldwide prominence. This letter is a formal offer to join the Company.

Your initial salary for the position will be $17,667 per month, an 8% increase over your current salary. Your salary will be reviewed annually. The first review will be in January 1998 and adjustments will be based on performance. You will also receive a bonus plan that will provide you the opportunity of earning up to 40% of your base salary in additional cash compensation based upon achieving milestones to be established by you and the Board. You will be eligible for this bonus annually (to be reviewed and paid in each January for the prior calendar year) beginning in January 1998.

You will be granted an option to purchase 500,000 shares of common stock at a price equal to the fair market value on the date of grant, which is currently $0.30 per share for common stock. We sold preferred stock in our last financing round at $3.25 per share. This share amount represents more than 50% above any other officer in the Company. Your shares will vest monthly over 48 months based upon your continued employment, however the first six months of vesting will be accelerated so that one eighth (62,500 shares) will be fully vested to you upon commencement of employment and the remainder will begin vesting after your initial six months with the Company.

To facilitate your relocation, you may receive reimbursement of moving expenses (to include transportation, house selling costs, house purchase closing fees) of up to $100,000. The Company will also make available a loan of up to $300,000 to further assist you in purchasing a home in this area. This loan will be held as a second mortgage and due in five years or sooner in the event of termination of your employment. The interest rate on this loan will be the minimum rate allowable under Internal Revenue Service regulations (currently approximately 6%), and will be fixed on the date the note is signed. You may pay off this loan at any time. In the event of the Company's termination of your employment without cause, you would receive twelve month's base salary as severance.

David P. Binkley, Ph.D.
October 29, 1996
Page two

The employee benefit package will be sent to you under a separate cover from the Company. The component parts are medical, dental, long term disability, life insurance, two weeks paid vacation, and 401K plan that is non-matching until the Company is profitable.

In the event the Company is acquired by or merged into another company, if you are not offered a position of similar responsibility and leave, the Board of Directors will waive its right to repurchase the remaining of your unvested shares and, therefore, you would be able to keep them.

This is not an employment contract for any specified duration. Accordingly, your employment may be terminated by you or by us at any time, with or without cause. This offer is contingent upon your signing of the Argonaut Proprietary Information and Invention Assignment Agreement which will be sent to you under separate cover. The terms of this offer are considered confidential information to ARGONAUT TECHNOLOGIES, INC., and we trust that you will treat it confidentially as between you and the Board of Directors.

If you have any questions about this offer, please contact me at 415-233-3322. If you accept the offer, please sign this offer letter where indicated and return it to me at your earliest convenience.

Dave, I speak for the Board of Directors and employees of the Company when I say that we are looking forward to building a mutually rewarding business relationship.

We are looking forward to having you join the ARGONAUT TECHNOLOGIES team.

Sincerely,

/s/ B. H. BYERS
---------------------------
Brook H. Byers
Chairman of the Board
ARGONAUT TECHNOLOGIES, INC.


Accepted: /s/ D.P. BINKLEY         Date:   Oct. 29, 1996
          ---------------------         ---------------------
          David P. Binkley